EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-118746, No. 333-124105, No. 333-125423 and No. 333-181499 and Forms S-8 No. 333-164428 and No. 333-174448) of Ashford Hospitality Trust, Inc., and in the related Prospectuses of our reports dated March 3, 2014, with respect to the consolidated financial statements and schedules of Ashford Hospitality Trust, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Ashford Hospitality Trust, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP
Dallas, Texas
March 3, 2014